 Exhibit 99.3

Nomination Committee Charter of the Board of Directors of

XFLH Capital Corporation

Adopted As of [Date]

I. Purpose

The Nomination Committee (the “Committee”) of the Board of Directors (the “Board”) of XFLH Capital Corporation (the “Company”) is appointed by the Board to assist the Board by:

●	identifying and recommending individuals to the Board for nomination as members of the Board and its committees;

●	developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; and

●	overseeing the evaluation of the performance of the Board and its management, including the Company’s Chief Executive Officer (“CEO”).

II. Membership

The Committee shall consist of at least three (3) members who qualify as independent directors. The Committee members shall be appointed by the Board on the recommendation of the Nominating and Governance Committee, and one member shall be appointed as Committee Chairman. Committee members shall serve at the pleasure of the Board and for such term or terms as the Board may determine or until a Committee member’s earlier resignation, incapacity, or death. The Board may remove any Committee member for cause or without cause.

III. Committee Organization and Procedures

The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Appointments to the Committee, including the chairman of the Committee, shall be made by the Board, and shall conform to the Company’s bylaws, this charter, and applicable legal and regulatory criteria, as appropriate under the circumstances. The chairman shall preside over the meetings of the Committee and may call special meetings, in addition to those regularly scheduled, and will report to the Board the actions and recommendations of the Committee.

The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings should the Committee, in its discretion, deem it desirable to do so. Unless otherwise stated herein or established by the Committee, the Committee shall be governed by the same procedural rules, including rules regarding meetings, actions without meetings, notices, quorum, voting, and waivers of notice, as are applicable to the Board.

The Committee may, in its discretion and only to the extent consistent with applicable law and regulations, delegate certain of its authority to a subcommittee of the Committee. The Committee shall have the authority to cause investigations to be made of such matters within the scope of the Committee’s purposes and responsibilities as the Committee may deem appropriate. Such investigations may be made by the Company’s employees or such other persons or firms as the Committee may direct. The Committee may require officers and employees of the Company to produce such information and reports, including reports to be provided annually or on other regular bases, as the Committee may deem appropriate.

In order to carry out its duties under this charter, the Committee is authorized to select, retain, terminate, and approve the fees and other retention terms of counsel, experts, or consultants, as the Committee deems appropriate, without seeking the approval of management or the Board.

The Committee shall maintain written minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

IV. Responsibilities

The Committee shall have the following authorities and responsibilities:

●	the Committee shall identify individuals qualified to become Board members and recommend to the Board the nominees to stand for election as directors at the annual meeting of shareholders;

●	in recommending candidates for Board membership, the Committee shall take into consideration the criteria set forth in the Corporate Governance Guidelines;

●	the Committee shall recommend for Board approval directors to serve as members of each committee, and where appropriate, make recommendations regarding the approval of any member of any committee;

●	the Committee shall develop and recommend a set of Corporate Governance Guidelines tailored to the Company’s specific interests. The Committee shall also periodically review the Guidelines for any needed changes or updates;

●	the Committee shall exercise oversight of the evaluation of the Board’s performance, including the performance of its management;

●	the Committee shall report regularly to the Board;

●	the Committee shall have the sole authority to retain and terminate any search firm to be used in identifying director candidates, including the authority to approve the search firm’s fees and other retention terms;

●	the Committee shall conduct an annual review of its own performance;

●	the Committee may delegate its authority to a subcommittee when appropriate; and

●	the Committee shall review this Charter periodically and recommend changes to the Board for approval.

V. Meetings

The Committee shall meet as frequently as the members of the Committee in their discretion deem desirable. The Committee may also hold special meetings that may be called by telephone or written notice by the chairman of the Committee.

The Committee will cause to be kept adequate minutes of its proceedings and shall report periodically, as deemed necessary or desirable by the Committee, to the Board regarding the Committee’s actions and recommendations. The Committee may have in attendance such representatives of senior management, consultants, advisors, or others as it may deem necessary to provide the necessary information to carry out its duties.

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